Exhibit 99.2

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA FROM THE
CONSOLIDATED FINANCIAL STATEMENTS ATTRIBUTABLE TO THE COMPANY

March 31, 2022 (Unaudited)

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA

FROM THE CONSOLIDATED FINANCIAL STATEMENTS

ATTRIBUTABLE TO THE COMPANY

AS OF MARCH 31, 2022
(UNAUDITED)

U.S. DOLLARS IN THOUSANDS

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Special Report in accordance with Regulation 38d

Financial Information and Financial Data from the

Consolidated Financial Statements Attributable to the Company

Below is separate financial information and financial data attributable to the Company from the Group's consolidated financial statements as of March 31, 2022, published as part of the periodic reports ("consolidated financial statements"), presented in accordance with Regulation 38d to the Israeli Securities Regulations (Periodic and Immediate Reports), 1970.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Financial Position Attributable to the Company

	March 31,		December 31,
	2022	2021	2021
	Unaudited		Audited
	U.S. dollars in thousands
ASSETS
Non-current assets
Investments in investees	$1,261,726	$1,160,461	$1,261,541
Restricted cash	5,739	6,358	5,900
	1,267,465	1,166,819	1,267,441
Current assets
Cash and cash equivalents	907	71,667	6,137
Derivative asset	—	—	22
	907	71,667	6,159
Total assets	$1,268,372	$1,238,486	$1,273,600

EQUITY	$1,001,352	$959,482	$1,008,076
NON-CURRENT LIABILITIES
Debentures, net	252,218	166,221	258,773
Current liabilities
Accounts payable and accrued liabilities	1,994	1,363	4,672
Debentures, net	—	95,465	—
Due to Owner	4,058	5,347	2,079
Distribution payable to Owner	8,750	10,608	—
	14,802	112,783	6,751
Total liabilities	267,020	279,004	265,524
Total equity and liabilities	$1,268,372	$1,238,486	$1,273,600

The accompanying notes are an integral part of the condensed interim financial data.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Profit or Loss Attributable to the Company

	Three months ended March 31,		Year ended December 31,
	2022	2021	2021
	Unaudited		Audited
	U.S. dollars in thousands

Share of profit from investees, net	$13,986	$28,989	$146,798
Asset management fees to affiliate	(3,127)	(3,852)	(14,012)
General and administrative expenses	(1,334)	(639)	(4,776)
Operating income	9,525	24,498	128,010
Finance expense	(3,516)	(3,134)	(13,709)
Finance income	2	2	8
Foreign currency transaction adjustments, net	7,265	8,346	(7,446)
Net income	$13,276	$29,712	$106,863
Total comprehensive income	$13,276	$29,712	$106,863

The accompanying notes are an integral part of the condensed interim financial data.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Cash Flows Attributable to the Company

	Three months ended March 31,		Year ended December 31,
	2022	2021	2021
	Unaudited		Audited
	U.S. dollars in thousands
Cash flows from operating activities
Net income for the period	$13,276	$29,712	$106,863
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share of profit from investees	(13,986)	(28,989)	(146,798)
Finance expense	3,516	3,134	13,709
Distribution from investees, net	11,083	14,363	53,904
Foreign currency transaction adjustments, net	(7,265)	(8,346)	7,446
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	45	36	67
Restricted cash for operational expenditures	19	(358)	(283)
Due to Owner	1,979	2,302	(966)
Net cash provided by operating activities	8,667	11,854	33,942
Cash flows from investing activities
Distributions from investees, net	2,718	41,507	20,138
Proceeds from termination of derivative financial instrument	—	—	1,198
Net cash provided by investing activities	2,718	41,507	21,336
Cash flows from financing activities
Proceeds from debentures	—	74,232	256,894
Payments of deferred financing costs	—	(923)	(6,121)
Principal payments on debentures	—	(58,889)	(264,089)
Interest paid	(5,229)	(5,285)	(8,363)
Release of restricted cash for debt service obligations	—	—	943
Distribution to Owner	(11,250)	(1,150)	(41,758)
Net cash (used in) provided by financing activities	(16,479)	7,985	(62,494)
Effect of exchange rate changes on cash and cash equivalents	(136)	(1,635)	1,397
Increase in cash	(5,230)	59,711	(5,819)
Cash, beginning of the period	6,137	11,956	11,956
Cash, end of the period	$907	$71,667	$6,137

The accompanying notes are an integral part of the condensed interim financial data.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

U.S. dollars in thousands
NOTE 1:    BASIS OF PREPARATION
Separate financial information is prepared in a condensed format as of March 31, 2022 and for the three months then ended, in accordance with Regulation 38D of the Securities Regulations (Periodic and Immediate Reports), 1970.

Please refer to the separate financial information in this regard to the financial information on the annual financial statements of the Company as of December 31, 2021 and for the year then ended, and the information accompanying notes (hereinafter - the annual consolidated financial statements).

As of March 31, 2022, the Company had a working capital shortfall amounting to $13.9 million, primarily attributed to the debentures principal payment maturing in the year following the date of the statement of financial position. The Company intends to make the debentures principal payment from distribution from investees. Accordingly, the Company does not view the working capital shortfall as a liquidity problem.

NOTE 2:    SIGNIFICANT EVENTS DURING THE REPORTING PERIOD
Series B Debentures
The Series B Debentures contains the following covenants: (i) Consolidated Equity Capital of the Company (not including minority rights) shall not be less than USD 475 million; (ii) the Net Adjusted Financial Debt to Net Adjusted Cap (shall not exceed a rate of 75%); (iii) Adjusted NOI shall be no lower than USD 35 million; and (iv) the consolidated scope of the projects for development of the Company shall not exceed 10% of the adjusted balance. As of March 31, 2022, the Company was in compliance with all covenants under the deed of trust of the Series B Debentures; (i) Consolidated Equity Capital of the Company as of March 31, 2022 was $1.0 billion; (ii) the Net Adjusted Debt to Net Adjusted Cap was 51%; (iii) the Adjusted NOI was $87.5 million for the trailing twelve months ended March 31, 2022; and (iv) the consolidated scope of projects was $0 as of March 31, 2022.

NOTE 3:    SUBSEQUENT EVENT
Additional Series B Debentures Issuance
On May 2, 2022, the Company raised approximately $95.3 million (approximately 320.4 million Israeli new Shekels at a price of 0.96 for every 1) of additional Series B Debentures to Israeli investors pursuant to a private offering registered with the Israel Securities Authority. The Series B Debentures would be identical in the terms and pari passu to the existing bonds.

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